Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 25, 2019, (the “Effective Date”) by and between VICI Properties Inc. ( “VICI REIT”), VICI Properties L.P. (the “Company”), each with its principal place of business at 430 Park Avenue, 8th Floor, New York, New York 10022, and John Payne (“Executive”), amends and restates in its entirety the existing employment agreement by and between Executive and the Company dated October 6, 2017 (the “Prior Agreement”).

WHEREAS, the general partner of the Company, VICI Properties GP LLC, a Delaware limited liability company, is a wholly owned subsidiary of VICI REIT;

WHEREAS, the Company wishes to offer employment to Executive, and Executive wishes to accept such offer, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1.    Term. The Company hereby employs Executive, and Executive hereby accepts such employment, for a term (as the same may be extended, the “Term”) commencing as of the Effective Date and continuing until December 31, 2022 (the “Initial Period”) unless terminated earlier in accordance with the provisions of Section 4. Unless either party notifies the other party of non-renewal in writing, in accordance with Section 10, not less than 180 days prior to the expiration of the Initial Period or any subsequent renewal period, the Term shall automatically be extended for successive one-year periods in accordance with the terms of this Agreement (subject to earlier termination as aforesaid).

2.    Duties. During the Term, Executive shall be employed by the Company as President, Chief Operating Officer of the Company, and, as such, Executive shall report to the Chief Executive Officer of VICI REIT (the “CEO”). The Executive may also hold such directorships and officerships in VICI REIT, the Company and any of their affiliates to which, from time to time, the Executive may be elected or appointed during the Term. Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the CEO, which duties shall not be materially inconsistent with the duties performed by executives holding similar offices with comparable companies. Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder, except that Executive may devote reasonable time and attention to civic, charitable, business or social activities so long as such activities do not interfere with Executive’s employment duties. In addition, Executive will be permitted to serve, with the prior written consent of the CEO, as a member of the board of directors or advisory boards (or their equivalents, in the case of a non-corporate entity) of non-competing businesses. Executive shall comply with the policies, procedures, standards, and regulations established from time to time by the Company (the “Policies”). Executive shall obtain and keep in full force and effect throughout the Term all gaming licenses or approvals necessary or appropriate for Executive’s position. During the Term, Executive’s services hereunder shall be performed by Executive in the New Orleans, Louisiana; provided, that, Executive shall commute, as necessary or appropriate, to the Company’s headquarters location (currently in New York, NY) and provided, further that, Executive may be required, at the Company’s expense, to travel for business purposes during the Term of Employment. The Company shall, during the Term of Employment, provide appropriate and reasonable office facilities for the Executive and his assistant in New Orleans, Louisiana and shall pay for all compensation and costs and expenses related to Executive’s assistant.

3.    Compensation.

3.1 Salary. For purposes of this Agreement, a “Contract Year” shall mean each calendar year during the Term. The Company shall pay Executive a base salary at the rate of $1,200,000 per annum (as the same may be increased from time to time, the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives, but not less frequently than monthly. The CEO shall review Executive’s base salary each Contract Year and may recommend to the Compensation Committee of the Board (the “Compensation Committee”) an increase in such amount as he may deem advisable, and the Compensation Committee may approve or disapprove of any such recommended increase in its sole discretion.

3.2 Bonus and Incentive Compensation. Executive will be entitled to participate in the Company’s annual bonus program as follows:

(a) Annual Bonus Compensation. Executive shall be eligible to receive a bonus each Contract Year commencing with the 2019 Contract Year (“Annual Bonus”) with a target amount equal to 75% of Annual Salary (as the same may be increased from time to time, “Target Bonus”) and a maximum amount equal to 150% of Annual Salary (as the same may be increased from time to time, “Maximum Bonus”). Executive’s Annual Bonus shall be based on performance goals for the applicable year, all of which shall be determined by the Compensation Committee, which also shall determine the levels of performance below which no bonus will be payable. The Annual Bonus shall be paid in cash on a date within the 74-day period commencing on January 1 of the year following the year in which the applicable performance period ends. The payment of any Annual Bonus following Executive’s termination of employment shall be as set forth in Section 4.

(b) Equity Incentive Awards. Executive shall receive each Contract Year commencing with the 2020 Contract Year awards under VICI REIT’s equity incentive plan or such other plans or programs as the Compensation Committee shall determine with a target value, as determined by the Compensation Committee, of at least 125% of Annual Salary.

(c) Clawback. Notwithstanding any provision in this Agreement to the contrary, amounts payable hereunder shall be subject to clawback or disgorgement, to the extent applicable, under (A) the Policies or any claw-back policy adopted by VICI REIT or the Company, (B) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and rules, regulations, and binding, published guidance thereunder, which legislation provides for the clawback and recovery of incentive compensation in the event of certain financial statement restatements and (C) the Sarbanes-Oxley Act of 2002. If pursuant to Section 10D of the Securities Exchange Act of 1934, as amended (the “Act”), VICI REIT or any Company Affiliate (as defined below) would not be eligible for continued listing, if applicable, under Section 10D(a) of the Act if it (or they) did not adopt policies consistent with Section 10D(b) of the Act, then, in accordance with those policies that are so required, any incentive-based compensation payable to Executive under this Agreement or otherwise shall be subject to claw-back in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Act, as interpreted by rules of the Securities Exchange Commission. Nothing in this provision is intended to supersede any existing or future claw-back provision adopted or amended by the Company, including, but not limited to the provision that may be set forth in VICI REIT’s equity incentive plan. For purposes of this Agreement a “Company Affiliate” shall mean any individual or entity that directly or indirectly controls, is controlled by, or is under common control with VICI REIT or the Company.

3.3 Benefits. Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of VICI REIT or the Company generally, on the same terms as such other executives, in each case to the extent that Executive is eligible under the terms of such plans or programs. Executive shall be entitled to paid vacation in accordance with the normal vacation policies of the Company, as applicable to employees at Executive’s level.

3.4 Expenses. The Company shall pay or reimburse Executive for all ordinary and reasonable out-of-pocket expenses incurred by Executive during the Term in the performance of Executive’s services under this Agreement; provided that such expenses are incurred and accounted for by Executive in accordance with the relevant Company Policies.

3.5 Indemnification Agreement; Directors and Officers Liability Insurance. Executive and VICI REIT have entered into an Indemnification Agreement in the standard form used by VICI REIT for its directors and officers. Executive will continue to be covered by directors and officers liability insurance on the same basis as generally applied to VICI REIT’s directors and other officers.

4.    Termination of Employment.

4.1 Termination by the Company for Cause; Termination by Executive without Good Reason.

(a) The Company shall have the right to terminate Executive’s employment for Cause. Upon the reasonable belief by the Board that Executive has committed an act (or has failed to act in a manner) which constitutes Cause, the Board may immediately suspend Executive from Executive’s duties herein and bar Executive from its premises during the period of the Company’s investigation of such acts (or failures to act) (the “Investigation Period”) and any such suspension shall not be deemed to be a breach of this Agreement by the Company or the Executive and/or otherwise provide Executive a right to terminate Executive’s employment for Good Reason; provided, however, that the Company shall have the right to terminate Executive’s employment for Cause immediately and nothing in this Agreement shall require the Company to provide an Investigation Period or otherwise provide advance notice of termination for Cause, except to the extent that a cure period is available as provided for herein. To the extent that the events giving rise to Cause are, in the reasonable determination of the Board, able to be cured, the Company shall provide the Executive with written notice setting out the events giving rise to Cause and provide Executive with a 5-day period in which to cure such events prior to terminating Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)	Executive’s commission of, guilty plea or plea of no contest to, a felony or a misdemeanor (or its equivalent under applicable law),

(ii)	conduct by Executive that constitutes fraud or embezzlement, or any acts of dishonesty in relation to Executive’s duties with VICI REIT or the Company,

(iii)

Executive’s gross negligence, bad faith, or misconduct which causes either reputational or economic harm to VICI REIT, the Company or any Company Affiliate, as determined by the Board in its sole discretion,

(iv)	Executive’s willful refusal or failure to perform Executive’s duties hereunder, as determined by the Board in its sole discretion,

(v)	Executive’s refusal or failure to perform any reasonable directive of VICI REIT or the Company,

(vi)	Executive’s knowing misrepresentation of any material fact that the Company reasonably requests,

(vii)

Executive being found unsuitable for, or having been denied, a gaming license, or having such license revoked by a gaming regulatory authority in any jurisdiction in which the Company or any Company Affiliate conducts operations,

(viii)	Executive’s violation, as determined by the Board, of any securities, gaming, or employment laws, rules, or regulations, or

(ix)	Executive’s breach of Executive’s obligations under this Agreement or violation of the Policies, as determined by the Board in its sole discretion.

For purposes of clause (iii) above, an act or omission shall not be deemed to be bad faith or misconduct if taken or omitted in the good faith belief that such act or omission was in, or not opposed to, the best interests of the Company.

(b) The Company may terminate Executive’s employment hereunder for Cause as set forth above, and Executive may, upon 90 days prior written notice to the Company, terminate his employment at any time. If the Company terminates Executive’s employment for Cause, or Executive terminates his employment and the termination by Executive is not covered by Section 4.3 or 4.4, then (i) within ten (10) business days following such termination, the Company shall pay to Executive any unpaid Annual Salary earned through the date of termination, (ii) within thirty (30) days following such termination or submission of documentation of such expenses, whichever is later, the Company shall reimburse Executive pursuant to Section 3.4 for reasonable expenses incurred but not paid prior to such termination of employment, and (iii) the Company shall provide to Executive other or additional benefits (if any), in accordance with the then-applicable terms of any then-applicable plan, program, agreement or other arrangement of any of the Company or any Company Affiliates in which Executive participates (the rights, including the time of payment, described in sub-clauses (i), (ii), and (iii) are collectively referred to as the “Accrued Obligations”). Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

4.2 Termination upon Death or Disability. If Executive dies during the Term, the obligations of the Company to or with respect to Executive shall terminate in their entirety except as otherwise provided under this Section 4.2. If Executive becomes “disabled” (defined for purposes of this Agreement, if Executive by virtue of ill health or other disability is unable to perform substantially the duties assigned to him for at least 90 consecutive or non-consecutive days out of any consecutive 12-month period), the Company shall have the right, to the extent permitted by law (including under the Americans with Disabilities Act), to terminate the employment of Executive upon notice in writing to Executive. Upon death or termination of employment by virtue of disability in accordance with this Section 4.2, Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall have no right to receive any compensation or benefits hereunder on and after the effective date of the termination of employment other than:

(A)    the Accrued Obligations, as set forth in Section 4.1;

(B)    any Annual Bonus earned for the Contract Year prior to the year of termination but not yet paid, which shall be paid at the date such Annual Bonus would have been paid had Executive’s employment not been terminated (any such entitlement, including the payment date, an “Accrued Bonus”);

(C)    a cash payment equal to the prorated portion (based on the number of complete months employed during the Contract Year) of the Annual Bonus that Executive would have received had his employment not been terminated (based on the actual level of achievement of the applicable performance goals) for the Contract Year in which Executive’s employment hereunder terminates, payable at such time as the Annual Bonus would have been paid had Executive’s employment not been terminated, provided, however, that Executive shall not receive the Pro-Rata Bonus if the Company does not pay bonuses to employees generally for such Contract Year (such entitlement, including the payment date, a “Pro-Rata Bonus”);

(D)    elimination of any time-based vesting conditions on each outstanding unvested restricted stock, stock option or other equity award and other incentive award in VICI REIT or the Company that Executive had been granted and which Executive then continues to hold; and

(E)    to the extent that any of Executive’s vested equity awards are subject to a restriction on transfer within a specified period following vesting, such restriction shall be lifted as of the date of termination.

Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

4.3 Termination by the Company without Cause or by Executive for Good Reason.

(a) Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” to terminate Executive’s employment if, (i) within thirty (30) days after Executive knows (or has reason to know) of the occurrence of any of the following events, Executive provides written notice to the Company requesting that it cure such event, (ii) the Company fails to cure such event, if curable, within sixty (60) days following such notice, except as set forth below, and, (iii) within ten (10) days after the expiration of such cure period, Executive terminates his employment:

(i)

a reduction in Executive’s Base Salary or target or Maximum Bonus opportunity or failure to pay compensation due under this Agreement, which reduction only may be cured within thirty (30) days following written notice by Executive;

(ii)

a material diminution in Executive’s duties or responsibilities or the assignment to Executive of duties materially inconsistent with Executive’s positions, titles, offices, duties, or responsibilities with VICI REIT or the Company (not including any Investigation Period), which diminution or assignment only may be cured within thirty (30) days following written notice by Executive;

(iii)	relocation of Executive’s principal business office to any location outside of New Orleans, Louisiana; or

(iv)	any other material breach by VICI REIT or the Company of any of its obligations to the Executive under this Agreement.

(b) Severance. If the Company terminates Executive’s employment and the termination is not covered by Section 4.1, 4.2, 4.4, 4.5, or 4.6 or if Executive terminates his employment for Good Reason, the following shall apply:

(i)	The Company shall pay the Accrued Obligations as set forth in Section 4.1.

(ii)

Subject to Executive’s delivery of a separation agreement and release in the form attached hereto as Exhibit A (with such changes as may be necessary due to applicable law) (the “Separation Agreement”), which Separation Agreement shall have become irrevocable, and subject to Executive’s compliance with the covenants set forth in Section 6, Executive (or Executive’s estate or beneficiaries in the case of Executive’s death) shall be entitled to:

(A)	any Accrued Bonus, paid as set forth in Section 4.2(B);

(B)	a Pro-Rata Bonus, if any, paid as set forth in Section 4.2(C);

(C)

a cash payment equal to 125% of the sum of (i) Executive’s Annual Salary (without any proration) and (ii) Executive’s Annual Bonus at the target level for the Contract Year in which Executive’s employment hereunder terminates (without any proration), payable in equal installments over a 12-month period in accordance with the Company’s usual and customary payroll practices;

(D)	a cash payment of $27,500;

(E)

elimination of any time-based vesting conditions on any restricted stock, stock option or other equity awards in VICI REIT or the Company that Executive had been granted and which Executive then continues to hold, to the extent then unvested;

(F)

a pro-rata portion (based on the number of complete months employed during the applicable performance period and applied separately to each performance goal, to the extent applicable) of outstanding unvested equity awards that are subject to performance-based vesting conditions (whether or not in tandem with time-based vesting conditions) will not be forfeited as of such termination of employment but will continue to be outstanding until the end of the applicable performance period, at which time they may vest pursuant to achievement of the applicable performance goals;

(G)

to the extent that Executive holds outstanding vested stock options as of the termination of employment (including to the extent vested pursuant to clause (E) above), such stock options shall remain exercisable until the date six months after the effective date of such termination of employment, or the option expiration date, if earlier; and

(H)

to the extent that any of Executive’s vested equity awards are subject to a restriction on transfer within a specified period following vesting, such restriction shall be lifted as of the date the Separation Agreement has become irrevocable;

(iii)

Subject to Section 4.7, amounts payable pursuant to clause (C) of Section 4.3(b)(ii) shall commence, and the amount payable pursuant to clause (D) of Section 4.3(b)(ii) shall be paid, on the 74th day following the separation from service (the “Payment Commencement Date”), provided Executive has delivered the Separation Agreement to the Employer and such Separation Agreement has become irrevocable, and provided, further, that the first such payment with respect to clause (C) shall be equal to the amount that would have been payable under such clauses between the date of termination and the Payment Commencement Date had such payments commenced at the separation from service.

(iv)	Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

4.4 Termination by the Company without Cause or by Executive for Good Reason in Connection with a Change in Control. If the Company terminates Executive’s employment and the termination is not covered by Section 4.1, 4.2, 4.5, or 4.6 or if Executive terminates her employment for Good Reason, and the date of notice of such termination of employment is either within six months before or twelve months after a Change in Control, as defined below, the following shall apply in lieu of the provisions of Section 4.3(b):

(i)	The Company shall pay the Accrued Obligations as set forth in Section 4.1.

(ii)

Subject to Executive’s delivery of a Separation Agreement, which shall have become irrevocable, and subject to Executive’s compliance with the covenants set forth in Section 6, Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall be entitled to:

(A)	any Accrued Bonus, paid as set forth in Section 4.2(B);

(B)

a Pro-Rata Bonus, if any, paid as set forth in Section 4.2(C) assuming achievement of all performance goals at target and regardless of whether the Company pays bonuses to employees generally for such Contract Year;

(C)

a cash payment equal to 175% of the sum of (i) Executive’s Annual Salary (without any proration) and (ii) Executive’s Annual Bonus at the target level for the Contract Year in which Executive’s employment hereunder terminates (without any proration), payable in a lump sum;

(D)	a cash payment of $40,000;

(E)

elimination of any time-based vesting conditions on any restricted stock, stock option or other equity awards in VICI REIT or the Company that Executive had been granted and which Executive then continues to hold, to the extent then unvested;

(F)	all performance-based equity will remain outstanding and eligible to vest, subject solely to achievement of the applicable performance goals prorated through the date of termination;

(G)

to the extent that Executive holds outstanding stock options as of the termination of employment, such stock options shall remain exercisable until the date six months after the effective date of such termination of employment, or the option expiration date, if earlier; and

(H)

to the extent that any of Executive’s vested equity awards are subject to a restriction on transfer within a specified period following vesting, such restriction shall be lifted as of the date the Separation Agreement has become irrevocable.

(iii)

Subject to Section 4.7, amounts payable pursuant to clauses (B), (C) and (D) of Section 4.4(ii) shall be paid on the Payment Commencement Date, provided Executive has delivered the Separation Agreement to the Employer and such Separation Agreement has become irrevocable.

(iv)	Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

(v)	For purposes of this Agreement, a “Change in Control” shall mean:

(A)

any transaction or group of related transactions (whether a merger, consolidation, sale or otherwise) pursuant to which any Person, as defined below, (in any case, excluding the Company and any Company Affiliate) or group (within the meaning of Section 13(d)(3) of the Exchange Act) of such Persons acting together pursuant to which such Person or group of Persons acquires a majority of the aggregate voting power of the capital stock ordinarily entitled to elect directors of VICI REIT;

(B)

any disposition in one transaction or a series of related transactions, of all or substantially all of the assets of VICI REIT and its Subsidiaries (which shall be defined to include any corporation, partnership, limited liability company or other entity of which more than 50% of the economic interest in such entity is owned directly or indirectly by VICI REIT or another subsidiary of VICI REIT), determined on a consolidated basis, to any Person or Persons (in any case, excluding the Company and any Company Affiliate); or

(C)	within a 12-month period, a majority of the members of the Board cease to be Continuing Directors; as used herein, a “Continuing

Director” means any member of the Board who was a member of such Board on the date hereof; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director.

For the purposes hereof, the term “Person” shall mean an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, association or other entity or a governmental entity. Notwithstanding the foregoing, to the extent that a Change in Control is the basis for a payment that is subject to Section 409A of the Code, a Change in Control shall be deemed to occur with respect to such payment only if a change in the ownership or effective control of VICI REIT or a change in the ownership of a substantial portion of the assets of VICI REIT shall also be deemed to have occurred under Section 409A of the Code.

4.5 Natural Termination Due to Company Non-Renewal. In the event that Executive’s employment by the Company terminates at the scheduled expiration of the Term because of a non-renewal of the Term as a result of a decision by the Company not to renew as contemplated by and in accordance with the last sentence of Section 1 (and not theretofore under Section 4.1, 4.2, 4.3 or 4.4),

(i)

Executive shall (subject, in the case of the following clause (C), to Executive’s delivery of a Separation Agreement, which shall have become irrevocable and Executive’s compliance with the covenants set forth in Section 6) be entitled to:

(A)	the Accrued Obligations, paid as set forth in Section 4.1;

(B)	any Accrued Bonus, paid as set forth in Section 4.2(B);

(C)

elimination of any time-based vesting conditions on any restricted stock, stock option or other equity awards in the Company that Executive had been granted and which Executive then continues to hold, to the extent then unvested;

(D)

the long-term incentive plan of VICI REIT or the grant documents issued thereunder will set forth the treatment of any performance-based equity in the event of such non-renewal, which treatment will be no less favorable to Executive than the treatment applied to other similarly situated executives of VICI REIT; and

(E)

to the extent that any of Executive’s vested equity awards are subject to a restriction on transfer within a specified period following vesting, such restriction shall be lifted as of the date the Separation Agreement has become irrevocable.

(ii)	Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

4.6 Natural Termination Due to Executive Non-Renewal. In the event that Executive’s employment by the Company terminates at the scheduled expiration of the Term because of a non-renewal of the Term as a result of a decision by Executive not to renew as contemplated by and in accordance with the last sentence of Section 1 (and not theretofore under Section 4.1, 4.2, 4.3 or 4.4), Executive shall be entitled to (A) the Accrued Obligations, paid as set forth in Section 4.1; (B) any Accrued Bonus, paid as set forth in Section 4.2(B); and (C) to the extent that any of Executive’s vested equity awards are subject to a restriction on transfer within a specified period following vesting, such restriction shall be lifted as of the date the Separation Agreement has become irrevocable. Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

4.7 Delay in Payment to a Specified Employee. If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s separation from service, the provisions of this Section 4.7 shall apply, but only if and to the extent required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”). No distribution shall be made to Executive under Section 4.2, 4.3 or 4.4 of this Agreement before the date that is six months after his separation from service or, if earlier, the date of Executive’s death. Any amounts otherwise payable to Executive upon or in the six month period following Executive’s separation from service that are not so paid by reason of this Section 4.7 shall be paid (without interest) as soon as practicable (and in all events within 10 days) after the date that is six months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within 10 days, after the date of Executive’s death).

5.    Limitation on Payments.

5.1 General. In the event that the payments and benefits (the “Payments”) paid or provided to Executive under this Agreement or otherwise (a) constitute “parachute payments” within the meaning of Section 280G of the Code (“Section 280G”), and (b) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Payments shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of the Payments being subject to excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis of the greatest amount of the Payments, notwithstanding that all or some portion of the Payments may be taxable under Section 4999. The provisions of this Section 5 shall apply if, at the time of any change in ownership or control of VICI REIT (within the meaning of Section 280G), VICI REIT is an entity whose stock is readily tradable on an established securities market (or otherwise), within the meaning of Section 280G.

5.2    Accountants’ Determinations. Unless VICI REIT, the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by VICI REIT’s independent public accountants (the “Accountants”) immediately prior to the transaction described in Section 280G(b)(2)(A)(i) of the Code, whose determination shall be conclusive and binding upon Executive, VICI REIT and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999. VICI REIT, the Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. If a reduction in the Payments constituting “parachute payments” as defined in Section 280G is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (a) reduction of the cash payments and (b) cancellation of accelerated vesting of equity awards. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration shall be cancelled in the reverse chronological order of Executive’s equity awards’ grant dates.

6.    Non-Competition, Non-Solicitation, and Confidentiality; Certain Other Covenants. Executive acknowledges that: (i) as a result of Executive’s employment by the Company, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company and Company Affiliates at substantial expense and the Confidential Information constitutes valuable proprietary assets of the Company; (iii) the Company and the Company Affiliates will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Term or thereafter, Executive should violate the provisions of this Section 6; (iv) the nature of the Company’s and the Company Affiliates’ business is such that it can be conducted anywhere in the world and is not limited to a geographic scope or region; (v) the Company and the Company Affiliates will suffer substantial damage which will be difficult to compute if, during the Term or thereafter, Executive should solicit or interfere with the Company’s or the Company Affiliates’ employees, clients, or customers in violation of the provisions of this Section 6 or should divulge Confidential Information relating to the business of the Company or the Company Affiliates; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and the Company Affiliates; (vii) the Company would not have hired or continued to employ Executive or grant the benefits contemplated under this Agreement unless Executive agreed to be bound by the terms hereof; and (viii) the provisions of this Agreement will not preclude Executive from other gainful employment following Executive’s termination from the Company.

6.1 Disclosure of Confidential Information. Executive acknowledges that the Company will provide Executive with confidential and proprietary information regarding the business in which the Company and Company Affiliates are involved, and the Company and the Company Affiliates will provide Executive with trade secrets of the Company and the Company Affiliates (hereinafter all such confidential information and trade secrets referred to as the “Confidential Information”). For purposes of this Agreement, “Confidential Information” includes, but is not limited to:

(a) Information related to the business of the Company and the Company Affiliates, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, player identification systems (including information gleaned from Total Rewards), business and strategic plans, finances, financial management systems, financial statements and projections, accounting and tax positions and procedures, organizational charts, salary and benefit programs, and other business and financial information of the Company and the Company Affiliates;

(b) Information regarding the customers of the Company and the Company Affiliates which Executive acquired as a result of his employment with the Company, including but not limited to, customer contracts, customer lists, work performed for customers, customer contacts, customer requirements and needs, data used by the Company and the Company Affiliates to formulate customer proposals, customer financial information and other information regarding the customer’s business;

(c) Information regarding the vendors of the Company and the Company Affiliates which Executive acquired as a result of his employment with the Company, including but not limited to, product and service information and other information regarding the business activities of such vendors;

(d) Training materials developed by and utilized by the Company and the Company Affiliates;

(e) Any other information which Executive acquired as a result of his employment with the Company and which Executive has a reasonable basis to believe the Company or the Company Affiliates, as the case may be, would not want disclosed to a business competitor or to the general public; and

(f) Information which:

(i)	is proprietary to, about or created by the Company or the Company Affiliates;

(ii)

gives the Company or any of the Company Affiliates some competitive advantage, the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or the Company Affiliates;

(iii)	is not typically disclosed to non-executives by the Company or otherwise is treated as confidential by the Company or the Company Affiliates; or

(iv)

is designated as Confidential Information by the Company or the Company Affiliates or from all the relevant circumstances should reasonably be assumed by Executive to be confidential to the Company or any Company Affiliates;

provided, however, that Confidential Information shall not include information which at the time of receipt or thereafter becomes publicly known or is obtainable in the public domain, in either case through no wrongful act of Executive.

6.2 Covenant Not to Compete. While employed by the Company and, in the event of a termination of Executive’s employment, for a period of 12 months thereafter in the event of all terminations of employment other than termination pursuant to Section 4.5 or 4.6, and for a period of 3 months thereafter in the event of a termination by reason of Executive’s delivery of a non-renewal notice pursuant to Section 1 (for clarity, the restrictions contained in this Section 6.2 shall terminate on Executive’s last day of employment where such termination results from the Company’s delivery of a non-renewal notice pursuant to Section 1), in consideration of the obligations of VICI REIT and the Company hereunder, including without limitation the disclosure of Confidential Information to Executive, Executive shall not, directly or indirectly, for compensation or otherwise, engage in or have any interest in (i) Gaming and Leisure Properties, Inc. and its Subsidiaries and Affiliates, (ii) MGM Growth Properties LLC and its Subsidiaries and Affiliates, and (iii) any sole proprietorship, partnership, corporation, company, association, business or any other person or entity (whether as an employee, officer, corporation, business or any creditor, consultant or otherwise) that, directly or indirectly, competes with the Company’s “Business” (as defined below) in any and all states in which the Company or any Company Affiliate conducts such business or within 100 miles of any location where the Company or any Company Affiliate conducts such business while Executive is employed by the Company or any Company Affiliate and, with respect to the period following the termination of Executive’s employment, within the two-year period preceding such termination of employment; provided, however, Executive may continue to hold securities of the Company or any Company Affiliate or continue to hold or acquire, solely as an investment, shares of capital stock or other equity securities of any company if (a) he currently holds an interest in such stock or other securities, and before the date hereof has disclosed to the Board in detail (i) the applicable company (or companies) and (ii) the specific stock or other equity securities of the entity he owns, or (b) the stock or other securities are traded on any national securities exchange or are regularly quoted in the over-the-counter market, so long as Executive does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of more than 1% of any class of capital stock of such entity (other than through an investment in any mutual, private equity or hedge fund or similar pooled investment vehicle). For purposes of this Agreement, the Company’s “Business” is defined as the ownership or operation of a Real Estate Investment Trust that invests in lines of business in which VICI REIT or the Company invests or in which VICI REIT or the Company has active plans to invest as of the date Executive’s employment terminates, and such other businesses conducted by the Company or any Company Affiliate after the date hereof, and from time to time during the Term or such other businesses that the Company or any Company Affiliate had active plans to engage in as of the date Executive’s employment terminates. For the avoidance of doubt, the operation or management of casino or gaming facilities shall not be deemed to, directly or indirectly, compete with the Company’s “Business” (even if the Company owns a direct or indirect interest in a gaming operator through a taxable REIT subsidiary in the future).

6.3 Non-Solicitation of Certain Persons. While employed by the Company and, in the event of a termination of Executive’s employment, for a period of 12 months thereafter, in consideration of the obligations of VICI REIT and the Company hereunder, including without limitation its disclosure of Confidential Information to Executive, Executive shall not, directly or indirectly, for himself or as principal, agent, independent contractor, consultant, director, officer, member, or employee of any other person, firm, corporation, partnership, company, association, business or other entity, solicit, attempt to contract with, or enter into a contractual or business relationship of any kind pertaining to any aspect of the Company’s Business, or any other business conducted by the Company or any Company Affiliate at the time of termination of employment or at any time in the prior 12-month period, with any person or entity with which the Company or any Company Affiliate has any contractual or business relationship of a material operating or strategic nature or in the previous 12 months has engaged in negotiations toward such a relationship.

6.4 Non-Solicitation of Employees. While employed by the Company and, in the event of a termination of Executive’s employment for a period of 12 months thereafter, in consideration of the obligations of VICI REIT and the Company hereunder, including without limitation its disclosure of Confidential Information to Executive, Executive shall not directly or indirectly, for himself or as principal, agent, independent contractor, consultant, director, officer, member, or employee of any other person, firm, corporation, partnership, company, association or other entity, either (a) hire, attempt to employ, contact with respect to hiring, solicit with respect to hiring or enter into any contractual arrangement with any employee or former employee of the Company or any Company Affiliate, or (b) induce or otherwise advise or encourage any employee of the Company or any Company Affiliate to leave his or her employment.

6.5 Confidentiality. Subject to Sections 6.6 and 6.10, while employed by the Company and after Executive’s employment terminates, in consideration of the obligations of VICI REIT and the Company hereunder, including without limitation its disclosure of Confidential Information to Executive, Executive shall keep secret and retain in strictest confidence, shall not disclose to any third-party, and shall not use for his benefit or the benefit of others, except in connection with the business affairs of the Company or any Company Affiliate (collectively, the “Benefited Persons”), any Confidential Information unless such disclosure is required by a valid subpoena or other legal mandate or otherwise by rule of law or other valid order of a court or government body or agency or in any litigation between the Executive and any Benefited Person. In the event disclosure is so required, Executive shall provide the Company with written notice within three (3) days of receiving such subpoena or other order if legally permitted to do so, and shall cooperate with VICI REIT and the Company in seeking an appropriate protective order and in attempting to keep such information confidential to the maximum extent possible. Executive agrees to promptly deliver to the Company upon request the originals and all copies, in whatever medium, of all such Confidential Information in Executive’s possession, custody or control.

6.6 Permitted Uses of Trade Secrets. Misappropriation of a trade secret of the Company or any Company Affiliate in breach of this Agreement may subject Executive to liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle such parties to injunctive relief, and require Executive to pay compensatory damages, double damages, and attorneys’ fees. Notwithstanding any other provision of this Agreement, Executive hereby is notified in accordance with the DTSA that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive is further notified that if Executive files a lawsuit for retaliation by the Company or any Company Affiliate for reporting a suspected violation of law, Executive may disclose such entity’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

6.7 Tangible Items. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings, or correspondence, whether visually perceptible, machine-readable or otherwise, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Company or any Company Affiliate, whether of a public nature or not, and whether prepared by Executive or not, are and shall remain the exclusive property of the Company or any Company Affiliate, as applicable, and shall not be removed from its premises, except as required in the course of Executive’s employment by the Company, without the prior written consent of the Company. Such items, including any copies or other reproductions thereof, shall be promptly returned by Executive to the Company at any time upon the written request of the Company and in all events upon termination of his employment (or, if requested by the Company, destroyed by Executive).

6.8 Remedies. VICI REIT, the Company and Executive acknowledge and agree that a breach by Executive of any of the covenants contained in this Section 6 will cause immediate and irreparable harm and damage to the Company and the Company Affiliates, and that monetary damages will be inadequate to compensate the Company and the Company Affiliates, as the case may be, for such breach. Accordingly, Executive acknowledges that the Company and the Company Affiliates shall, in addition to any other remedies available to it at law or in equity, be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of said covenants by Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, without the necessity of posting a bond, or proving the inadequacy of legal remedies or irreparable harm.

6.9 Modification. If, at any time, a reviewing court of appropriate jurisdiction called upon to issue an injunction in accordance with Section 6.8 finds any of the provisions of this Section 6 to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration, or scope of activity, this Agreement shall be considered divisible and such court shall have authority to modify this Agreement to cover only such area, duration, and scope as shall be determined to be reasonable and enforceable by the court. Executive, VICI REIT, and the Company agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

6.10 Confidential Disclosure to Governmental and Quasi-Governmental Entities. Nothing in this Agreement prohibits or restricts Executive from reporting possible violations of federal, state, or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority or agency or self-regulatory organization, including without limitation the Securities and Exchange Commission, the Equal Employment Opportunity Commission, FINRA, and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation.

6.11 Company Property. The parties hereto agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method, or other work product whatever related to the Company’s or the Company Affiliates’ business (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) that Executive, either solely or in collaboration with others, conceives, creates, makes, discovers, invents, develops, perfects, or reduces to practice during the term of Executive’s employment, whether or not during regular business hours or on the Company’s or any Company Affiliates’ premises, shall be the sole and complete property of the Company and/or the Company Affiliates. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought); (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought); (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered); and (iv) trade secrets, ideas, and concepts (subsections (i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Company’s or the Company Affiliates’ premises or otherwise, whether or not during normal business hours, and related to the Company’s business, shall perpetually and throughout the world be the exclusive property of the Company and/or the Company Affiliates, as shall all tangible media (including, but not limited to, papers, computer media, and digital and cloud-based of all types and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Upon termination of Executive’s employment with the Company for any reason whatsoever, and at any earlier time the Company so requests, Executive will immediately deliver to the custody of the person designated by the General Counsel of the Company all originals and copies of any documents and other property of the Company or any Company Affiliates in Executive’s possession or under Executive’s custody or control.

6.12 Works for Hire. Executive agrees that all works of authorship created in whole or in part by Executive during Executive’s engagement by the Company and related to the Company’s business shall be works made for hire of which the Company or the Company Affiliates is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during Executive’s engagement by the Company is not a work made for hire, Executive hereby assigns all right, title, and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company or any of the Company Affiliates all rights in any Intellectual Property Product created in whole or in part by Executive during Executive’s engagement by the Company, Executive hereby assigns all right, title, and interest therein, in perpetuity and throughout the world, to the Company. Executive agrees to execute, immediately upon the Company’s reasonable request and without any additional compensation, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive remains employed by the Company at the time such request is made, in order to permit the Company, the Company Affiliates, and/or their respective successors and assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications, or consequences.

7.    Litigation and Regulatory Cooperation. Executive agrees that upon separation for any reason from the Company, Executive will cooperate and assist in all ways reasonably requested by the Company in assuring an orderly transition of all matters being handled by him, subject however to Executive’s subsequent professional and employment obligations. During the Term and continuing thereafter upon termination of employment, Executive shall reasonably cooperate with the Company and the Company Affiliates in the defense or prosecution of any claims or actions now in existence or that may be brought or threatened in the future against or on behalf of any of the Company, the Company Affiliates, or any divisions, successors, and assigns thereof, about which the Company believes Executive may have relevant information. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company, the Company Affiliates, or any successors and assigns thereof at mutually convenient times. Executive also shall, subject however to Executive’s subsequent professional and employment obligations, cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation and assistance pursuant to this Section 7 shall be without additional consideration; provided, that, the Company will pay in advance for Executive’s reasonable travel expenses incurred with respect to such cooperation and assistance. Executive shall not be required to cooperate against his legal interests or the legal interests of any entity that is then his employer.

8.    Dispute Resolution. Except with respect to claims arising out of or related to a breach or alleged breach of Section 6, which claims may be brought in court, all disputes between the parties or any claims concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement or Executive’s employment by the Company, shall be submitted to binding arbitration in accordance with the Employment Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”), which arbitration shall be carried out in the manner set forth below:

(i)

Such arbitration shall be conducted in New York, New York or such other location as the Company’s headquarters may be located at such time, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules, as modified by the terms set forth in this Agreement. The arbitration will be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and shall have prior experience arbitrating employment disputes. The fees and costs of the arbitrator and/or the AAA shall be divided among the Company and Executive, subject to reallocation as provided in Section 8(iv) below.

(ii)

The arbitrator shall not have the authority to modify the terms of this Agreement except to the extent that the Agreement violates any governing statue, in which case the arbitrator may modify the Agreement solely as necessary to not conflict with such statute. The arbitrator shall have the authority to award any remedy or relief that a court of the State of New York or federal court located in the State of New York could grant in conformity with the applicable law on the basis of claims actually made in the arbitration. The arbitrator shall render an award and written opinion which shall set forth the factual and legal basis for the award.

(iii)

The award of the arbitrator shall be final and binding on VICI REIT, the Company and Executive, and judgment on the award may be confirmed and entered in any state or federal court located in New York, New York. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with any such a claim, or the result of any arbitration (collectively, “Arbitration Materials”), to any third party, with the sole exception of Executive’s legal counsel, who Executive shall ensure adheres to all confidentiality terms in this Agreement. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Company and Executive hereby consent to the exclusive jurisdiction of the state and federal courts in New York and agree to venue in that jurisdiction. VICI REIT, the Company and Executive agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal to the extent possible, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

(iv)

Each of VICI REIT, the Company and Executive agrees to pay its own costs and fees in connection with any arbitration of a dispute arising under this Agreement, and any court proceeding arising therefrom, provided, however, that (a) the arbitrator shall be authorized to award attorneys’ fees and costs to any party in accordance with applicable law and (b) the arbitrator shall award to the party substantially prevailing in such arbitration his or its costs, including reasonable attorneys’ fees.

(v)	TO THE EXTENT ANY DISPUTE IS FOUND NOT TO BE SUBJECT TO THIS ARBITRATION PROVISION, VICI REIT, THE COMPANY AND EXECUTIVE EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS SECTION 8, VOLUNTARILY AGREES TO ARBITRATE ALL DISPUTES, AND HAS HAD THE OPPORTUNITY TO REVIEW THE PROVISIONS OF SECTION 8 WITH ANY ADVISORS AS EXECUTIVE CONSIDERED NECESSARY. BY SIGNING BELOW, EXECUTIVE SIGNIFIES EXECUTIVE’S UNDERSTANDING AND AGREEMENT TO SECTION 8.

9.    Severability. As the provisions of this Agreement are independent of and severable from each other, the Company and Executive agree that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such decision shall not affect the validity of the other provisions of this Agreement, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.

10.    Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:

(a)	If to VICI REIT or the Company, to:

VICI Properties Inc.

430 Park Avenue, 8th Floor

New York, New York 10022

*as of December 2019:

535 Madison Avenue

New York, New York 10022

Attn: General Counsel

(b)	If to Executive, to:

John Payne

at the address on record with the Company

Either party may change its address for notices in accordance with this Section 10 by providing written notice of such change to the other party.

11.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be performed therein.

12.    Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns. Executive shall not assign this Agreement or any of Executive’s obligations hereunder in whole or in part. However, VICI REIT and the Company are expressly authorized to assign this Agreement to a Company Affiliate upon written notice to Executive, provided that (a) the assignee assumes all of the obligations of VICI REIT and the Company under this Agreement, (b) Executive’s role when viewed from the perspective of Company Affiliates in the aggregate is comparable to such role immediately before the assignment, and (c) VICI REIT and the Company, for so long as an affiliate of the assignee, remains secondarily liable for the financial obligations hereunder.

13.    Interpretation. As all parties have had the opportunity to consult with legal counsel of their own choosing, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.

14.    Entire Agreement. This Agreement constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings including without limitation the Prior Agreement between the parties concerning Executive’s employment or the other subject matters of this Agreement are superseded and replaced in their entirety by this Agreement.

15.    Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

16.    No Duty to Mitigate. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Executive does mitigate.

17.    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but which together shall be one and the same instrument.

18.    Tax Advice. Executive confirms and represents to VICI REIT and the Company that he has had the opportunity to obtain the advice of legal counsel, financial and tax advisers, and such other professionals as he deems necessary for entering into this Agreement, and he has not relied upon the advice of VICI REIT, the Company or their respective officers, directors, or employees.

19.    Withholding. Any payments made to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

20.    Section 409A. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A, with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.

21.    Survivability. Those provisions and obligations of this Agreement which are intended to survive shall survive notwithstanding termination of Executive’s employment with the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

VICI PROPERTIES INC.

By:	/s/ Edward Pitoniak
Name:	Edward B. Pitoniak
Title:	Chief Executive Officer

VICI PROPERTIES L.P.

By:	/s/ Edward Pitoniak
Name:	Edward B. Pitoniak
Title:	Chief Executive Officer

/s/ John Payne
John Payne

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

In consideration of and in accordance with the September 25, 2019 Employment Agreement by and between John Payne, (“Executive”) and VICI Properties Inc. (“VICI REIT”) and VICI Properties L.P., (together with its successors and assigns, the “Company”) (“Employment Agreement”), of which this Exhibit A is part, Executive hereby agrees as follows. All terms not defined in this Separation Agreement and Release (“Separation Agreement”) shall have the same meanings as those set forth in the Employment Agreement.

1.    Consideration. Executive acknowledges and agrees that the payments and benefits to be paid to Executive under Section 4.3, 4.4, and 4.5 of the Employment Agreement, as set forth in a schedule hereto (the “Consideration Amounts”), represent good, valuable, and sufficient consideration for signing this Separation Agreement, and exceed any amounts or interests to which Executive otherwise would be entitled. Executive acknowledges and agrees that except as specifically provided in this Separation Agreement, VICI REIT and the Company shall have no other obligations or liabilities, monetary or otherwise, to Executive following the date hereof and that the payments and benefits contemplated herein constitute a complete settlement, satisfaction, and waiver of any and all claims Executive may have against VICI REIT and the Company.

2.    Release of Claims.

(a)    Executive, for Executive, Executive’s spouse, and each of Executive’s heirs, beneficiaries, representatives, agents, successors, and assigns (collectively, “Executive Releasors”), irrevocably and unconditionally releases and forever discharges each of VICI REIT and the Company, (i) each and all of their predecessors, parents, Subsidiaries, Affiliates, divisions, successors, and assigns (collectively with VICI REIT and the Company, the “Company Entities”), (ii) each and all of the Company Entities’ current and former officers, directors, employees, and, in their respective capacities as such, each and all of the Company Entities’ shareholders, representatives, attorneys, agents, and assigns(collectively, with the Company Entities, the “Company Releasees”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of any kind or character, whether known or unknown, whether accrued or contingent, that Executive has, had, or may have against them, or any of them, by reason of, arising out of, connected with, touching upon, or concerning Executive’s employment with the Company, Executive’s separation from the Company, and Executive’s relationship with any or all of the Company Releasees, and from any and all statutory claims, regulatory claims, claims under the Employment Agreement, and any and all other claims or matters of whatever kind, nature, or description, arising from the beginning of the world up through the Separation Agreement Effective Date (as defined below) (collectively, the “Released Claims”). Executive acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation pay, expenses, severance pay, attorneys’ fees, or other compensation of any sort; claims related to stock options, equity awards, or other grants, awards, or warrants; claims related to any tangible or intangible property of Executive that remains with the Company; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. §§ 201, et seq., the Equal Pay Act, 29 U.S.C. §206(a) and interpretive regulations, the Americans with Disabilities Act (“ADA”), 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. §§ 4301-4333, the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 301, et seq., the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., or the Internal Revenue Code of 1986, as amended, the Worker Adjustment and Retraining Notification Act; all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C. §§ 1513(e) and 1514A; the applicable state Wage and Hour Laws, and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and other laws in place in New York, New York. Notwithstanding anything in this Separation Agreement to the contrary, Executive is not releasing pursuant to this Separation Agreement any claims with respect to (i) Annual Salary due under the Employment Agreement through the date of termination, (ii) amounts payable pursuant to this Agreement, (iii) vested employee benefits or vested deferred compensation under VICI REIT’s and the Company’s applicable plans and arrangements, (iv) matters which cannot be released under applicable law, (v) indemnification by VICI REIT and the Company to the maximum extent pursuant to its by-laws and to third party directors’ and officers‘ liability or other insurance coverage, and/or (vi) any rights or claims arising out of events or circumstances that occur after Executive’s execution of this Separation Agreement.

(b)    Executive acknowledges that there is a risk that after the execution of this Separation Agreement, Executive will incur or suffer damage, loss, or injury that is in some way caused by or connected with Executive’s employment with the Company or its Subsidiaries or Affiliates or Executive’s separation from the Company or its Subsidiaries or Affiliates, and any relationship with or membership or investment in the Company Releasees, but that is unknown or unanticipated at the time of execution of this Separation Agreement. Executive specifically assumes that risk, and agrees that this Separation Agreement and the Released Claims apply to all unknown or unanticipated, accrued or contingent claims and all matters caused by or connected with Executive’s employment with the Company or its Subsidiaries or Affiliates and/or Executive’s separation from the Company or its Subsidiaries or Affiliates, as well as those claims currently known or anticipated. Executive acknowledges and agrees that this Separation Agreement constitutes a knowing and voluntary waiver of any and all rights and claims Executive does or may have as of the Separation Agreement Effective Date. Executive acknowledges that Executive has waived rights or claims pursuant to this Separation Agreement in exchange for consideration, the value of which exceeds payment or remuneration to which Executive otherwise would be entitled.

(c)    To the extent permitted by law, Executive agrees never to file a lawsuit or other adversarial proceeding with any court or arbitrator against VICI REIT, the Company or any other Company Releasee asserting any Released Claims. Executive represents and agrees that, prior to signing this Separation Agreement, Executive has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, arbitrator, or other forum against VICI REIT, the Company or any of the other Company Releasees, asserting any claims whatsoever. Executive understands and acknowledges that, in the event Executive files an administrative charge or commences any proceeding with respect to any Released Claim, or in the event another person or entity does so in whole or in part on Executive’s behalf, Executive waives and is estopped from receiving any monetary award or other legal or equitable relief in connection with any such proceeding.

(d)    Executive represents and warrants that Executive has not assigned, transferred, or permitted the subrogation of any of Executive’s rights, claims, and/or causes of action, including any claims referenced in this Separation Agreement, or authorized any other person or entity to assert any such claim or claims on Executive’s behalf, and Executive agrees to indemnify and hold harmless VICI REIT and the Company against any assignment, transfer, or subrogation of said rights, claims, and/or causes of action.

3.    Survival. The following Sections of the Employment Agreement shall remain in full force and effect following the Termination Date: Section 3.2(c) (“Clawback”), Section 4 (“Termination of Employment”), Section 6 (“Non-Competition, Non-Solicitation, and Confidentiality; Certain Other Covenants”), Section 7 (“Litigation And Regulatory Cooperation”) Section 8 (“Dispute Resolution”), Section 10 (“Notice”) and Section 12 (“Benefits; Binding Effect; Assignment”). Any disputes arising in connection with this Separation Agreement or otherwise arising between any of Executive Releasors, on the one hand, and any of the Company Releasees, on the other hand, shall be resolved in accordance with Sections 6 and 8 of the Employment Agreement.

4.    Tax Liability. Executive expressly acknowledges that neither VICI REIT nor the Company nor its attorneys have made any representations to Executive regarding the tax consequences of the consideration provided to Executive pursuant to this Separation Agreement and the Employment Agreement. It is the intention of the parties to this Separation Agreement that no payments made under this Separation Agreement and/or the Employment Agreement be subject to the additional tax on deferred compensation imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), but neither VICI REIT nor the Company guarantees that any such payment complies with or is exempt from Code Section 409A. Each payment made under this Separation Agreement or the Employment Agreement will be treated as a separate payment for purposes of Code Section 409A and the right to a series of installment payments under this Separation Agreement is to be treated as a right to a series of separate payments.

5.    Knowing/Voluntary Waiver.

(a)    Executive is entitled to consider the terms of this Separation Agreement for twenty-one (21) days before signing it. If Executive fails to execute this Separation Agreement within this twenty-one (21) day period, this Separation Agreement will be null and void and of no force or effect. To execute this Separation Agreement, Executive must sign and date the Separation

Agreement below, and return a signed copy hereof to Attn: General Counsel, VICI Properties Inc., 430 Park Avenue, 8th Floor, New York, New York 10022 (as of December 2019: 535 Madison Avenue, New York, New York 10022), (phone): (646) 949-4631, via nationally recognized overnight carrier or email.

(b)    Executive may revoke this Separation Agreement within seven (7) days of Executive’s signing it by delivering a written notice of such revocation to Attn: General Counsel, VICI Properties Inc., 430 Park Avenue, 8th Floor, New York, New York 10022 (as of December 2019: 535 Madison Avenue, New York, New York 10022), (phone): (646) 949-4631, via nationally recognized overnight carrier or email. If Executive revokes this Separation Agreement within seven (7) days of signing it, this Separation Agreement and the promises contained herein automatically will be null and void. If Executive signs this Separation Agreement and does not revoke this Separation Agreement within seven (7) days of signing it, this Separation Agreement shall become binding, effective, and irrevocable on the eighth (8th) day after the Separation Agreement is executed by both parties (the “Separation Agreement Effective Date”).

(c)    Executive acknowledges that Executive (a) has carefully read this Separation Agreement and the Employment Agreement; (b) is competent to manage Executive’s own affairs; (c) fully understands the Separation Agreement’s and Employment Agreement’s contents and legal effect, and understands that Executive is giving up any legal claims Executive has against any of the Company Releasees, including but not limited to any and all legal rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), and all other federal, state, foreign, and local laws regarding age discrimination, whether those claims are presently known or hereafter discovered; (d) has been advised to consult with an attorney of Executive’s choosing prior to signing this Separation Agreement, if Executive so desires; and (e) has chosen to enter into this Separation Agreement freely, without coercion, and based upon Executive’s own judgment, and that Executive has not relied upon any promises made by any of the Company Releasees, other than the promises explicitly contained in this Separation Agreement.

6.    Miscellaneous.

This Separation Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. The section headings in this Separation Agreement are provided for convenience only and shall not affect the construction or interpretation of this Separation Agreement or the provisions hereof.

This Separation Agreement shall not in any way be construed as an admission that VICI REIT, the Company, Executive, or any other individual or entity has any liability to or acted wrongfully in any way with respect to Executive, VICI REIT, the Company, or any other person.

This Separation Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted the Separation Agreement or any particular provision hereof or who supplied the form of this Separation Agreement. In construing the Separation Agreement, (i) examples shall not be construed to limit, expressly or by implication, the matter they illustrate, (ii) the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively so as to construe a sentence or clause most broadly and bring within its scope all subject matter that might otherwise be construed to be outside of its scope; (iii) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions, (iv) a defined term has its defined meaning throughout the Separation Agreement, whether it appears before or after the place where it is defined, and (v) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

The Parties agree that each of the Company Releasees is an intended third-party beneficiary of this Separation Agreement and shall have the authority to enforce the provisions applicable to it, her, or Executive in accordance with the terms of hereof.

7.    Entire Agreement. Except as otherwise specifically provided herein, this Separation Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, contains all the covenants, promises, representations, warranties, and agreements between the Parties with respect to Executive’s separation from VICI REIT and the Company and all positions therewith; provided, however, that nothing in this Agreement shall supersede the Sections in the Employment Agreement identified in Paragraph 3 (“Survival”) of this Separation Agreement. Any modification of this Separation Agreement will be effective only if it is in writing and signed by Executive and the Chief Executive Officer of the Company or the General Counsel of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this General Release on this          day of                 .

EXECUTIVE

John Payne

VICI Properties Inc.

By:
Name:
Title:

VICI Properties L.P.

By:
Name:
Title: